OTCQB: TAKD	News Release
January 8, 2013

TransAKT Ltd. Announces Sale of Taiwan Halee International Co. Ltd.

LAS VEGAS, NEVADA, January 8, 2013 – TransAKT Ltd. (OTCQB: TAKD, “TransAKT”) today announced that it has entered into a definitive agreement under which TransAKT will sell its wholly owned subsidiary Taiwan Halee International Corporation (“HTT”), for the sum of $1.8 million. The purchase price is being paid by the delivery to TransAKT of 45,000,000 common voting shares of TransAKT Ltd. previously issued in connection with the acquisition HTT in 2006, with a deemed value of US$0.04 per share.

James Wu, Chief Executive Officer and Chairman of TransAKT, stated “The sale of HTT strengthens TransAKT’s strategic focus on Vegfab’s innovative agricultural technology. While HTT has been a valuable asset, we no longer emphasize the distribution of telecommunication products.”

About TransAKT

TransAKT is a manufacturer of highly innovative agricultural equipment used to grow a large variety of vegetables and fruit using simulated sunlight from LED lamps in proprietary a hydroponic system. In addition, TransAKT is a global distributor of LED lighting products focused on serving the fastest growing market of commercial, hospitality, and outdoor lighting. The Company's global corporate management team is based in Las Vegas, Calgary and Taipei. For more information about TransAKT please call 403-290-1744 or visit transaktltd.com.

This press release contains certain forward-looking statements and these forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including but not limited to, our limited operating history and history of losses, and our inability to compete effectively in the marketplace, and such other risks as identified in documents filed with the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.